Exhibit 2.10
GLOBAL BANKING & MARKETS

FAX COVER SHEET
TO	:	flrangel@timbrasil.com.br;
rsrosa@timbrasil.com.br;
edneves@timbrasil.com.br;
emfigueiredo@timbrasil.com.br.
C/C	:	EMERSON NERI FERREIRA
FROM	:	Ativos GB&M
COMPANY	:	Banco Santander (Brasil) S/A
E-MAIL	:	scoformativo@santander.com.br;
FAX	:	5538-5255

Ref. : OPERATION CONFIRMATION

Dear Sirs:
According to our records, in this date was effected the operation detailed as follows, of which we request the data to be confirmed with signatures and stamps of the legal representatives of the company in the designated space at the end thereof.

Client	:	TIM CELULAR S.A.
CNPJ (Tax ID No.)	:	04.206.050/0001-80
Product	:	Resolution 2770
Start Date	:	09.09.2009
Due Date	:	09.28.2009
Amount	:	R$ 115.000.000,00
Tax	:	120,00% CDI
Guarantee (if applicable)	:	--
           -

Client	:	TIM CELULAR S.A.
CNPJ (Tax ID No.)	:	04.206.050/0001-80
Product	:	Resolution 2770
Start Date	:	09.09.2009
Due Date	:	09.28.2009
Amount	:	R$ 30.000.000,00
Tax	:	120,00% CDI
Guarantee (if applicable)	:	---

Respectfully,
Banco Santander (Brasil) S.A.

We confirm the operation described above, effected in this date.

In Agreement: (Stamp and signature(s) of the legal representatives)

(Appears signature)	(Appears signature)
TIM CELULAR S.A.	Marcel Andrade
Edson Martins das Neves	TIM – Finances & Treasury

Av. Interlagos, 3501 – Jardim Umuarama – São Paulo – CEP: 0460-006.